EXHIBIT 10(d)

                        INTERNATIONAL OPERATING AGREEMENT

                              GHK COMPANY COLOMBIA
                                    Operator

                                  DINDAL AREA,
                           DEPARTMENT OF CUNDINAMARCA,

                              REPUBLIC OF COLOMBIA
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                                TABLE OF CONTENTS

ARTICLE                                                               PAGE
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     I        Definitions ..........................................    2

    II        Effective Date and Term  .............................   11
   III        Participating Interest ...............................   11
              3.1    Participating Interest ........................   11
              3.2    Ownership, Obligations and
                     Liabilities  ..................................   13
    IV        Operator . . . .......................................   14
              4.1    Designation of Operator .......................   14
              4.2    Rights and Duties of Operator  ................   14
              4.3    Employees of Operator  ........................   17
              4.4    Information Supplied by Operator ..............   17
              4.5    Settlement of Claims and Lawsuits  ............   19
              4.6    Liability of Operator..........................   20
              4.7    Insurance Obtained by Operator ................   22
              4.8    Commingling of Funds...........................   24
              4.9    Resignation of Operator........................   24
              4.10   Removal of Operator............................   24
              4.11   Appointment of Successor ......................   26
     V        Operating Committee ..................................   28
              5.1    Establishment of Operating Committee...........   28
              5.2    Powers and Duties of Operating
                     Committee .....................................   28
              5.3    Authority to Vote  ............................   29
              5.4    Subcommittees .................................   29
              5.5    Notice of Meeting .............................   30
              5.6    Contents of Meeting Notice ....................   30
              5.7    Location of Meetings ..........................   31
              5.8    Operator's Duties for Meetings ................   31
              5.9    Voting Procedure ..............................   31
              5.10   Record of Votes ...............................   32
              5.11   Minutes .......................................   32
              5.12   Voting by Notice ..............................   32
              5.13   Effect of Vote ................................   34
    VI        Work Programs and Budgets ............................   37
              6.1    Exploration and Appraisal .....................   37
              6.2    Development ...................................   39
              6.3    Production ....................................   41
              6.4    Itemization of Expenditures ...................   41
              6.5    Contract Awards ...............................   42
              6.6    Authorization for Expenditure
                     ("AFE") Procedure .............................   44
              6.7    Overexpenditures of Work Programs
                     and Budgets ...................................   46

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   VII        Operations By Less Than All Parties ..................   47
              7.1    Limitation on Applicability ...................   47
              7.2    Procedure to Propose Exclusive
                     Operations ....................................   47
              7.3    Responsibility for Exclusive
                     Operations ....................................   50
              7.4    Consequences of Exclusive Operations ..........   51
              7.5    In-Kind Penalty................................   52
              7.6    Order of Preference of Operations .............   56
              7.7    Stand-By Costs ................................   57
              7.8    Special Considerations Regarding
                     Deepening and Sidetracking ....................   59
              7.9    Miscellaneous .................................   61
  VIII        Default ..............................................   63
              8.1    Default and Notice ............................   63
              8.2    Operating Committee Meetings and
                     Data ..........................................   64
              8.3    Allocation of Defaulted Accounts ..............   65
              8.4    Transfer of Interest ..........................   66
              8.5    Continuation of Interest ......................   68
              8.6    Abandonment ...................................   70
              8.7    Sale of Hydrocarbons ..........................   70
              8.8    No Right of Set Off ...........................   71
    IX        Disposition of Production ............................   72
              9.1    Right and Obligation to Take in Kind ..........   72
              9.2    Offtake Agreement for Crude Oil ...............   72
              9.3    Separate Agreement for Natural Gas ............   76
     X        Abandonment of Wells .................................   76
              10.1   Abandonment of Wells Drilled as
                     Joint Operations ..............................   76
              10.2   Abandonment of Exclusive Operations ...........   78
    XI        Surrender, Extensions and Renewals ...................   78
              11.1   Surrender .....................................   78
              11.2   Extension of the Term .........................   79
   XII        Transfer of Interest or Rights .......................   80
              12.1   Obligations ...................................   80
              12.2   Rights ........................................   82
  XIII        Withdrawal from Agreement ............................   83
              13.1   Right of Withdrawal ...........................   83
              13.2   Partial or Complete Withdrawal ................   84
              13.3   Voting ........................................   85
              13.4   Obligations and Liabilities ...................   85
              13.5   Emergency .....................................   86
              13.6   Assignment ....................................   87
              13.7   Approvals .....................................   87
              13.8   Abandonment Security ..........................   87
              13.9   Withdrawal or Abandonment by all

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                     Parties .......................................   88

   XIV        Relationship of Parties and Tax ......................   88
              14.1   Relationship of Parties .......................   88
              14.2   Tax ...........................................   89
              14.3   United States Tax Election ....................   89
    XV        Confidential Information -
                     Proprietary Technology ........................   90
              15.1   Confidential Information ......................   90
              15.2   Continuing Obligations ........................   92
              15.3   Proprietary Technology ........................   92
              15.4   Trades ........................................   93
   XVI        Force Majeure ........................................   93
              16.1   Obligations ...................................   93
              16.2   Definition of Force Majeure ...................   94
  XVII        Notices  . . .........................................   94
 XVIII        Applicable Law and Dispute Resolution ................   96
              18.1   Applicable Law ................................   96
              18.2   Dispute Resolution ............................   97
   XIX        General Provisions ...................................  100
              19.1   Conflicts of Interest .........................  100
              19.2   Public Announcements ..........................  100
              19.3   Successors and Assigns ........................  102
              19.4   Waiver ........................................  102
              19.5   Severance of Invalid Provisions ...............  102
              19.6   Modifications .................................  103
              19.7   Headings ......................................  103
              19.8   Singular and Plural ...........................  103
              19.9   Gender ........................................  103
              19.10  Counterpart Execution .........................  103
              19.11  Entirety ......................................  104
              Signature Page .......................................  105
              Acknowledgment........................................  106

Exhibit "A" - Accounting Procedure

Exhibit "B" - United States Tax

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                              OPERATING AGREEMENT

       THIS AGREEMENT is made as of the Effective Date among GHK Company Colombia, a company incorporated in under the laws of the State of Oklahoma, U.S.A. (hereinafter referred to as "GHK");

       Cimarrona Limited Liability Company, a company formed under the laws of the State of Oklahoma, U.S.A. (hereinafter referred to as "Cimarrona");

       Esmeralda Limited Liability Company, a company formed under the laws of the State of Oklahoma, U.S.A. (hereinafter referred to as "Esmeralda");

       Sociedad Internacional Petrolera S.A., a company formed under the laws of the Republic of Chile (hereinafter referred to as "Sipetrol");

       Seven Seas Petroleum Colombia, Inc., a company formed under the laws of the Cayman Islands (hereinafter referred to as "Seven Seas"); and

       Petrolinson S.A., a company formed under the laws of the Republic of Panama (hereinafter referred to as "Petrolinson").

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The companies named above may sometimes individually be referred to as "Party"
and collectively as the "Parties".

                                  WITNESSETH:

       WHEREAS, GHK and Petrolinson have entered into an Association Contract dated January 22, 1993, effective March 23, 1993, approved by Resolution No. 7 173 of July 28, 1993 of the Ministry of Mines and Energy of the Republic of Colombia (the "Contract") with Empresa Colombiana de Petroleos (hereinafter referred to as "Ecopetrol") covering certain areas located in the Dindal Area, Cundinamarca Department, Republic of Colombia, referred to as the Contract Area;

       WHEREAS, GHK, Petrolinson, and Ecopetrol have entered into an amendment to the Contract on May 4, 1995 which re-defined the Contract Area and also provided for changes to Clauses 5, 5.1, 5.12 and 5.13 of the Contract;

       WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Contract, as amended.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

                             ARTICLE I - DEFINITIONS

       As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

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1.1    ACCOUNTING PROCEDURE means the rules, provisions and conditions set forth and contained in Exhibit A to this Agreement.

1.2    AFE means an authorization for expenditure pursuant to Article 6.6.

1.3 AFFILIATE means a company, partnership or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls a Party. Control means the ownership directly or indirectly of more than fifty (50) percent of the shares or voting rights in a company, partnership or legal entity.

1.4 AGREED INTEREST RATE means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, LIBOR rate for U.S. dollar deposits, as published by THE WALL STREET JOURNAL or if not published, then by the FINANCIAL TIMES OF LONDON, plus four (4) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding one (1) month term. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.5 AGREEMENT means this agreement, together with the Exhibits attached to this agreement.

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1.6    APPRAISAL WELL means any well whose purpose at the time of commencement of drilling such well is the determination of the extent or the volume of Hydrocarbon reserves contained in an existing Discovery. APPRAISE and other derivatives shall be construed accordingly.

1.7 BUSINESS DAY means a day on which the banks in The Republic of Colombia are customarily open for business.

1.8 CALENDAR QUARTER means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31 according to the Gregorian Calendar.

1.9 COMMERCIAL DISCOVERY means any discovery of Hydrocarbons which is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

1.10 COMPLETE means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including, but not limited to, the setting of production casing, perforating, stimulating the well and production testing conducted in such operation.

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       COMPLETION and other derivatives shall be construed accordingly.

1.11 CONSENTING PARTY means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.12 CONTRACT means the instrument identified in the second paragraph of this Agreement and any extension, renewal or amendment thereof.

1.13 CONTRACT AREA means as of the Effective Date the surface area which is identified in the second paragraph of this Agreement. The perimeter or perimeters of the Contract Area shall correspond to that area covered by the Contract, as such area may vary from time to time during the term of validity of the Contract.

1.14   CONTRACT YEAR means a period of one year commencing March 23.

1.15   DAY means a calendar day unless otherwise specifically provided.

1.16   DEFAULTING PARTY shall have the meaning ascribed in Article 8.1.

1.17 DEEPEN means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed

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       in the associated AFE, whichever is the deeper. DEEPENING and other derivatives shall be construed accordingly.

1.18 DEVELOPMENT PLAN means a plan for the development of Hydrocarbons from an Exploitation Area covering all or a portion of the Contract Area.

1.19 DEVELOPMENT WELL means any well drilled for the production of Hydrocarbons pursuant to a Development Plan. DEVELOP and other derivatives shall be construed accordingly.

1.20 DISCOVERY means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unknown; provided Hydrocarbons are recovered at the surface in a flow measurable by conventional production test methods.

1.21 EFFECTIVE DATE means the date this Agreement comes into effect as stated in Article II.

1.22 ENTITLEMENT means a quantity of Hydrocarbons of which a Party has the right and obligation to take delivery pursuant to the Contract or, if applicable, an offtake agreement, and shall be derived from that Party's Participating Interest in the Hydrocarbons produced after adjustment for overlifts and underlifts.

1.23 EXCLUSIVE OPERATION means those operations and activities carried out by Operator, pursuant to this

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       Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.24   EXCLUSIVE WELL means a well drilled pursuant to an Exclusive Operation.

1.25 EXPLOITATION AREA means that part of the Contract Area which is established for exploitation pursuant to the Contract.

1.26 EXPLOITATION PERIOD means any and all periods of exploitation established pursuant to the Contract.

1.27 EXPLORATION PERIOD means any and all periods of exploration set out in the Contract.

1.28 EXPLORATION WELL means any well drilled during the course of exploration work other than an Appraisal Well or Development Well.

1.29 G & G DATA means only geological, geophysical and geochemical data and other information that is not obtained through a well bore.

1.30   GOVERNMENT means the government of the Republic of Colombia.

1.31   GOVERNMENT OIL COMPANY means Ecopetrol.

1.32 GROSS NEGLIGENCE means any act or failure to act (whether sole, joint or concurrent) by a Party which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such Party

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       knew, or should have known, such act or failure would have had on the safety or property of another person or entity, but shall not include any error of judgment or mistake made by such Party in the exercise in good faith of any function, authority or discretion conferred on the Party employing such under this Agreement.

1.33 HYDROCARBONS means all substances including liquid and gaseous hydrocarbons which are subject to and covered by the Contract.

1.34 IN KIND PREMIUM means the grant of interest in production made pursuant to Article 7.5(C) by a NonConsenting Party to reinstate its rights under an Exclusive Operation.

1.35 JOINT ACCOUNT means the accounts maintained by Operator in accordance with the provisions of this Agreement and of the Accounting Procedure for Joint Operations.

1.36 JOINT OPERATIONS means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.37 JOINT PROPERTY means, at any point in time, all wells, facilities, equipment, materials, information, funds and the property held for the Joint Account.

1.38 MINIMUM WORK OBLIGATIONS means those work and/or expenditure obligations specified in the Contract which must

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       be performed in order to satisfy the obligations of the Contract.

1.39 NON-CONSENTING PARTY means a Party who elects not to participate in an Exclusive Operation.

1.40 NON-OPERATOR(S) means the Party or Parties to this Agreement other than Operator.

1.41   OPERATING COMMITTEE means the committee constituted in accordance with
       Article V.

1.42 OPERATOR means a Party to this Agreement designated as such in accordance with this Agreement.

1.43 PARTICIPATING INTEREST means the undivided percentage interest of each Party in the rights and obligations derived from the Contract and this Agreement.

1.44 PARTY means any of the entities named in the first paragraph to this Agreement and any respective successors or assigns in accordance with the provisions of this Agreement.

1.46 PLUG BACK means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. PLUGGING BACK and other derivatives shall be construed accordingly.

1.47 RECOMPLETE means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. RECOMPLETION and other derivatives shall be construed accordingly.

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1.48   REWORK means an operation conducted in the wellbore of a well after it is
       Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. REWORKING and other derivatives shall be construed accordingly.

1.49 SENIOR SUPERVISORY PERSONNEL means any supervisory employee of a Party who functions as such Party's designated manager or supervisor who is responsible for, or in charge of onsite drilling, construction or production and related operations, or any other field operations; and, any employee of such Party who functions at or above such management level or an officer or a director of such Party.

1.50 SIDETRACK means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. SIDETRACKING and other derivatives shall be construed accordingly.

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1.51   TEST means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. TESTING and other derivatives shall be construed accordingly.

1.52 WORK PROGRAM AND BUDGET means a work program for Joint Operations and budget therefor as described and approved in accordance with Article VI.

1.53 ZONE means a stratum of earth containing or thought to contain a common accumulation of Hydrocarbons separately producible from any other common accumulation of Hydrocarbons.

                      ARTICLE II - EFFECTIVE DATE AND TERM

       This Agreement shall have effect from the 1st Day of August, 1994 and shall, subject always to the Parties' continuing obligations under
Article XV, continue in effect until the later of (i) the Contract terminates or
(ii) until all materials, equipment and personal property used in connection with the Joint Operations have been removed and disposed of, and final settlement has been made among the Parties, including, without limitation:

       (A) all wells have been properly abandoned in accordance with Article X; and

       (B) all obligations, claims, arbitrations and lawsuits have been settled or otherwise disposed of in accordance with Article 4.5 and Article XVIII; and

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       (C) the time relating to the protection of confidential information and proprietary technology has expired in accordance with Article XV.

                      ARTICLE III - PARTICIPATING INTEREST

3.1    PARTICIPATING INTEREST

       (A) The Participating Interests of the Parties under the Contract are as follows:

       GHK                        10.94%
       CIMARRONA                  25.38%
       ESMERALDA                  9.78%
       SIPETROL                   32.90%
       SEVEN SEAS                 15.00%
       PETROLINSON                 6.00%

       provided, however, that with respect to costs during the Exploration Period, each of GHK, Cimarrona, Esmeralda, Sipetrol and Seven Seas, if its elects to participate therein, will pay its Participating Interest share of Petrolinson's Participating Interest of such costs. After such carry, the costs and production from the Exploration Wells shall be shared according to the foregoing Participating Interests; provided, however, that any right of Petrolinson to recover costs out of the share of production of Ecopetrol in such Exploration Wells shall be allocated to the Parties in the proportions that they paid

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       the costs of such Exploration Wells. Each of GHK, Cimarrona, Esmeralda,
       Sipetrol, and Seven Seas agree to participate in the costs of the second year well, the El Segundo, through the completing and equipping, or plugging and abandoning if a dry hole.

       (B) The Parties recognize that their Participating Interests are subject to the rights of Ecopetrol under the Contract, and GHK, Cimarrona, Esmeralda, Sipetrol and Seven Seas recognize that their Participating Interests are subject to a 2% reversionary interest under that certain agreement dated September 11, 1992 as amended October 13, 1994 between The GHK Company and Jay Namson, Ph.D.

3.2    OWNERSHIP, OBLIGATIONS AND LIABILITIES

       (A) Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

       (B) Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the

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       Parties, as among themselves, in accordance with their respective
       Participating Interests.

       (C) Unless otherwise provided in this Agreement, all liabilities incurred by any Party in connection with Joint Operations shall be borne by the Parties in accordance with their respective Participating Interests.

       (D) Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. The Accounting Procedure shall govern the accrual and satisfaction of the respective obligations, liabilities and credits among the Parties.

       (E) If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

                              ARTICLE IV - OPERATOR

4.1    DESIGNATION OF OPERATOR

       GHK Company Colombia is designated as Operator, and agrees to act as an independent contractor in accordance with the terms and conditions of the Contract and this Agreement, which terms and conditions shall also apply to any successor Operator.

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4.2    RIGHTS AND DUTIES OF OPERATOR

(A) Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations. Operator may employ independent contractors and/or agents in such Joint Operations.

(B)    In the conduct of Joint Operations Operator shall:

       (1) Perform Joint Operations in accordance with the provisions of the Contract, this Agreement and the instructions of the Operating Committee;

       (2) Conduct all Joint Operations in a diligent, safe and efficient manner in accordance with good and prudent oil field practices and conservation principles generally followed by the international petroleum industry under similar circumstances;

       (3) Subject to Article 4.6, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations;

       (4) Perform the duties for the Operating Committee set out in Article V, and prepare and submit to the Operating Committee the proposed Work Programs, Budgets and AFEs as provided in Article VI;

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       (5)    Acquire all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of Joint Operations;

       (6) Permit the representatives of any of the Parties to have at all reasonable times and at their own risk and expense reasonable access to the Joint Operations with the right to observe all such Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

       (7) Maintain the Contract in full force and effect. Operator shall promptly pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable efforts to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

       (8) Pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contract and all applicable laws and regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations, but excluding any taxes measured by the incomes of the Parties;

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       (9)    Carry out the obligations of Operator pursuant to the Contract, including, but not limited to, preparing and furnishing such reports, records and information as may be required pursuant to the Contract;

       (10) Have in accordance with the decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations. Operator shall notify the other Parties as soon as possible of such meetings. Non-Operators shall have the right to attend such meetings but only in the capacity of observers. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information on matters not affecting the Parties; and

       (11)   Take all

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              necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency; provided, however, that Operator shall immediately notify the Parties of the details of such emergency and measures.

4.3    EMPLOYEES OF OPERATOR

       Subject to the Contract and this Agreement, Operator shall determine the number of employees, the selection of such employees, the hours of work and the compensation to be paid all such employees in connection with Joint Operations.

       Operator shall employ only such employees, agents and contractors as are reasonably necessary to conduct Joint Operations.

4.4    INFORMATION SUPPLIED BY OPERATOR

       (A) Operator shall provide Non-Operators the following data and reports as they are currently produced or compiled from the Joint Operations:

              (1) Copies of all electrical logs or surveys;

              (2) Daily drilling progress reports;

              (3) Copies of all drill stem tests and core analysis reports;

              (4) Copies of the plugging reports;

              (5) Copies of the final geological and geophysical maps and reports;

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              (6) Engineering studies, development schedules and annual progress reports on development projects;

              (7) Field and well performance reports, including reservoir studies and reserve estimates;

              (8) Copies of all reports relating to Joint Operations furnished by Operator to the Government, except magnetic tapes which shall be stored by Operator and made available for inspection and/or copying at the sole expense of the Non-Operator requesting same;

              (9) Other reports as frequently as is justified by the activities or as instructed by the Operating Committee; and

              (10) Subject to Article 15.3, such additional informa tion for Non-Operators as they or any of them may request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator's administrative and technical personnel. Only Non-Operators who pay such costs shall receive such additional information.

       (B) Operator shall give Non-Operators access at all reasonable times to all other data acquired in the conduct of Joint Operations. Any Non-Operator may make copies of such other data at its sole expense.

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4.5    SETTLEMENT OF CLAIMS AND LAWSUITS

       (A) Operator shall promptly notify the Parties of any and all material claims or suits and such other claims and suits as the Operating Committee may direct which arise out of Joint Operations or relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of U.S. dollars Twenty Five Thousand (U.S. $25,000) exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above stated amount. Each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

       (B) Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party relating to or which may affect the Joint Operations and insofar as such claim relates to or affects the Joint Operations such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee and such costs, expenses and damages as are payable pursuant to such defense or settlement shall be for the Joint Account.

       (C) Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such pursuit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B) at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6    LIABILITY OF OPERATOR

       (A) Except as set out in this Article 4.6, the Party designated as Operator shall bear no cost, expense or liability resulting from performing the duties and functions of the Operator. Nothing in this Article shall, however, be deemed to relieve the Party designated as Operator from any cost, expense or liability for its Participating Interest share of Joint Operations.

       (B) The Parties shall be liable in proportion to their Participating Interests and shall defend and indemnify Operator and its consultants, agents, employees, officers and directors (the "Indemnitees") from any and all costs, expenses (including reasonable attorneys' fees) and liabilities incident to claims, demands or causes of action of every kind and character brought by or on behalf of any person or entity for damage to or loss of property or the environment, or for injury to, illness or death of any person or entity, which damage, loss, injury, illness or death arises out of or is incident to any act or failure to act by Indemnitees in the conduct of or in connection with Joint Operations regardless of the cause of such damage, loss, injury, illness or death and EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH AFFILIATE); provided that if any Senior Supervisory Personnel of Operator, engage in Gross Negligence that proximately causes the Parties to incur cost, expense or liability for such damage, loss, injury, illness or death, then Operator shall bear all such costs, expenses and liabilities.

       (C) Notwithstanding the foregoing under no circumstances shall any Indemnitee (except as a Party to the extent of its Participating Interest) bear any cost, expense or liability for environmental, consequential, punitive or any other similar indirect damages or losses, including but not limited to those arising from business interruption, reservoir or formation damage, inability to produce hydrocarbons, loss of profits, pollution control and environmental amelioration or rehabilitation.

4.7    INSURANCE OBTAINED BY OPERATOR

       (A) Operator shall procure and maintain or cause to be procured and maintained for the Joint Account all insurance in the types and amounts required by the Contract and applicable laws, rules and regulations. Operator shall give non-Operators notice of the insurances required to give them the opportunity to use their own policies, if possible.

       (B) Operator shall obtain such further insurance, at competitive rates, as the Operating Committee may from time to time require.

       (C) Any Party may elect not to participate in the insurance to be procured under Article 4.7(B) provided such Party:

              (1) gives prompt written notice to that effect to Operator;

              (2) does nothing which may interfere with Operator's negotiations for such insurance for the other Parties; and

              (3) obtains and maintains such insurance (in respect of which an annual certificate of adequate coverage from a reputable insurance broker shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance procured under Article 4.7
              (B), and which the Operating Committee may determine to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call including any cash call in respect of damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement. If such Party obtains other insurance, such insurance shall contain a waiver of subrogation in favor of all the other Parties and the Operator, but only in respect of their interests under this Agreement.

       (D) The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests.

       (E) Operator shall, in respect of all insurance obtained pursuant to this
       Article:

              (1) promptly inform the participating Parties when such insurance is obtained and supply them with copies of the relevant policies when the same are issued;

              (2) arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties; and

              (3) duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

       (F) Operator shall use its reasonable efforts to require all contractors performing work in respect of Joint Operations to obtain and maintain any and all insurance in the types and amounts required by any applicable laws, rules and regulations or any decision of the Operating Committee and shall use its reasonable efforts to require all such contractors to name the Parties as additional insureds on contractor's insurance policies or to obtain from their insurers waivers of all rights or recourse against Operator and Non-Operators.

4.8    COMMINGLING OF FUNDS

       Operator may not commingle with its own funds the monies which it receives from or for the Joint Account pursuant to this Agreement.

4.9    RESIGNATION OF OPERATOR

       Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10   REMOVAL OF OPERATOR

       (A) Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

              (1) An order is made by a court or an effective resolution is passed for the dissolution, liquidation, winding up, or reorganization of Operator;

              (2) Operator dissolves, liquidates or terminates its corporate existence;

              (3) Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

              (4) A receiver is appointed for a substantial part of Operator's assets.

       (B) Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement which Operator has failed to commence to rectify within thirty
       (30) Days of receipt of a notice from Non-Operators detailing the alleged breach. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of two or more non-
        operators holding a combined 75% of the total Participating Interest held by the non-operators.

       (C) If Operator together with any Affiliate of Operator is or becomes the holder of a Participating Interest of less than five percent (5%), then Operator shall be required to promptly notify the other Parties. The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

       (D) If there is a direct or indirect change in control of Operator (other than a transfer of control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties. The Operating Committee shall vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11. For purposes of this Article, control means the ownership directly or indirectly of fifty percent (50%) or more of the shares or voting rights of Operator.

4.11   APPOINTMENT OF SUCCESSOR

       When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

       (A) The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9. However, no Party may be appointed successor Operator against its will.

       (B) If the Operator disputes commission of or failure to rectify a material breach alleged pursuant to Article 4.10(B) and proceedings are initiated pursuant to Article XVIII, no successor Operator may be appointed pending the conclusion or abandonment of such proceedings,*

       (C) If an Operator is removed, other than in the case of Article 4.10(C) or Article 4.10(D), neither Operator nor any Affiliate of Operator shall have the right to vote for itself on the appointment of a successor Operator, nor be considered as a candidate for the successor Operator.

       (D) A resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

       (E) The Operating Committee shall arrange for the taking of an independent inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

       (F) The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary governmental approvals.

       (G) Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

                         ARTICLE V - OPERATING COMMITTEE

5.1    ESTABLISHMENT OF OPERATING COMMITTEE

       To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving proper notice to such effect to the other Parties.

5.2    POWERS AND DUTIES OF OPERATING COMMITTEE

       The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3    AUTHORITY TO VOTE

       The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents; provided that with respect to any operation in which Petrolinson is carried pursuant to Article 3.1, each Party shall have a vote equal to its share of costs in the operation. Each alternate representative shall be entitled to attend all

       Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4    SUBCOMMITTEES

       The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.

5.5    NOTICE OF MEETING

       (A) Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

       (B) Any Non-Operator may request a meeting of the Operating Committee by giving proper notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

       (C) The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6    CONTENTS OF MEETING NOTICE

       (A) Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

              (1) The date, time and location of the meeting; and

              (2) An agenda of the matters and proposals to be considered and/or voted upon.

       (B) A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

       (C) On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7    LOCATION OF MEETINGS

       All meetings of the Operating Committee shall be held in Oklahoma City, Oklahoma U.S.A, or elsewhere as may be decided by the Operating Committee.

5.8    OPERATOR'S DUTIES FOR MEETINGS

       (A) With respect to meetings of the Operating Committee and any Subcommittee, Operator's duties shall include, but not be limited to:

              (1) Timely preparation and distribution of the agenda;

              (2) Organization and conduct of the meeting; and (3) Preparation of a written record or minutes of each meeting.

       (B) Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9    VOTING PROCEDURE

       Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it under this Agreement shall be decided by the affirmative vote of two (2) or more Parties, which are not Affiliates, then having collectively at least seventy-five percent (75%) of the Participating Interests.

5.10   RECORD OF VOTES

       The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operating Committee.

5.11   MINUTES

       The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice of its objections to the minutes to the secretary. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12   VOTING BY NOTICE

       (A) In lieu of a meeting, Operator may submit any proposal for a decision of the Operating Committee by giving each representative proper notice describing the proposal so submitted. Each Party shall communicate its vote by proper notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator's notice:

              (1) Forty-eight (48) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area.

              (2) Fifteen (15) Days in the case of all other proposals.

              (3) Fifteen (15) Days in the case of an AFE or supplemental AFE if submitted for approval pursuant to Article 6.6(A).

       (B) Except in the case of Article 5.12(A)(1), any Non- Operator may by notice delivered to all Parties within five (5) Days of receipt of Operator's notice request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose. (C) Except as provided in
       Article X, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal. (D) If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13   EFFECT OF VOTE

       All decisions taken by the Operating Committee pursuant to this Article, shall be conclusive and binding on all the Parties, except that: (A) If pursuant to this Article, a Joint Operation, other than an operation to fulfill the Minimum Work Obligations, has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party shall have the right for the appropriate period specified below to propose in accordance with Article VII, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

              (1) For proposals involving the use of a drilling rig that is standing by in the Contract Area, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired.

              (2) For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to
              Article 5.6 or Article 5.12;

              (3) For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

       (B) If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article VII other than any proposal relating to Minimum Work Obligations, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by in the Contract Area) following Operating Committee approval of such proposal. The Parties that were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article VII. Any Party that gave notice of non-consent shall be a Non-Consenting Party as to such Exclusive Operation.

       (C) If the Consenting Parties to an Exclusive Operation under Article 5.13(A) or Article 5.13(B) concur, then the Operating Committee may, at any time, pursuant to this Article, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

       (D) Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well, has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued, if:

              (1) an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

              (2) other circumstances occur which in the reasonable judgment of Operator causes the continuation of such operation to be unwarranted and after notice the Operating Committee within the period required under Article 5.12(A)(1) approves discontinuing such operation.

       On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article VII an Exclusive Operation to continue such operation.

                     ARTICLE VI - WORK PROGRAMS AND BUDGETS

6.1    EXPLORATION AND APPRAISAL

       (A) The Parties recognize that they have previously approved the Work Program and Budget for the initial Contract Year, which includes the first two wells under the Contract as the Minimum Work Obligations for such Year. Each Party agrees to pay its share of such wells as set forth in Article 3.1(A). The provisions of Articles 6.1(B) shall govern Work Programs and Budgets for the second and subsequent Contract Years.

       (B) On or before the first day of the fourth month of each Contract Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed in the Contract Area for the such Contract Year. Within forty-five (45) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

       (C) If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator's recommendation as to whether the Discovery merits appraisal.

       If the Operating Committee determines that the Discovery merits appraisal, Operator within sixty (60) Days, shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within thirty (30) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government and Government Oil Company. In the event the Government or the Government Oil Company requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

       (D) Each Party hereby agrees to a Work Program and Budget to the extent that it includes the Minimum Work Obligations, required by the Contract to be carried out during the Contract Year in question. If within the time periods prescribed in this Article the Operating Committee is unable to agree on other items included in Work Program and Budget, Operator shall take such actions, but only such actions for the Joint Account as are necessary to maintain the Contract in full force and effect, including the commencement of a Work Program and Budget to fulfill the Minimum Work Obligations required for the given Contract Year.

       (E) Subject to Article 6.7, approval of any such Work Program and Budget, which includes:

              (1) an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Testing and Completing such Exploration Well.

              (2) an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Testing and Completing such Appraisal Well.

       (F) Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties. Any such proposal shall include an AFE for such Completion Costs.

6.2    DEVELOPMENT

       (A) If the Operating Committee determines that a Discovery may be commercial, the Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

              (1) Details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Contract Year basis;

              (2) An estimated date for the commencement of production;

              (3) A delineation of the proposed Exploitation Area; and

              (4) Any other information requested by the Operating Committee.

       (B) After receipt of the Development Plan, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development submitted by Operator. If the Development Plan is approved by the Operating Committee, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government and Government Oil Company. In the event the Government or Government Oil Company requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

       (C) If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the first Day of the fourth month of each Contract Year submit a Work Program and Budget for the Exploitation Area, for the such Contract Year. Within forty-five (45) Days after such submittal, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3    PRODUCTION

       On or before the first Day of tenth month of each Contract Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Contract Year. Within forty-five (45) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget.

6.4    ITEMIZATION OF EXPENDITURES

       (A) During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article, Operator shall consult with the Operating Committee regarding the contents of such Work Programs and Budgets and Development Plans.

       (B) Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Contract Year in question.

       (C) The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5    CONTRACT AWARDS

       Operator shall award each contract for approved Joint Operations on the following basis (the amounts stated are in thousands of U.S. dollars):

                          PROCEDURE A        PROCEDURE B        PROCEDURE C
                          -----------        -----------        -----------
      Exploration
      and Appraisal                          $200,000 to
      Operations      (less than)$200,000    $500,000     (greater than)$500,000

      Development                            $200,000 to
      Operations      (less than)$200,000    $500,000     (greater than)$500,000

      Production                             $200,000 to
      Operations      (less than)$200,000    $500,000     (greater than)$500,000

       PROCEDURE A

       (A) Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of the Operator exceeding U.S. dollars Fifty Thousand (U.S. $50,000), Operator shall obtain the approval of the Operating Committee.

       PROCEDURE B

       (B) Operator shall:

              (1) Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

              (2) Add to such list any entity whom a Party requests to be added within fourteen (14) Days of receipt of such list;

              (3) Complete the tendering process within a reasonable period of time;

              (4) Inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of the Operator which exceed U.S. dollars (U.S.$50,000), Operator shall obtain the approval of the Operating Committee;

              (5) Circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

              (6) Upon the request of a Party, provide such Party with a copy of the final version of the contract awarded.

       PROCEDURE C

       (C) Operator shall:

              (1) Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

              (2) Add to such list any entity whom a Party requests to be added within fourteen (14) Days of receipt of such list;

              (3) Prepare and dispatch the tender documents to the entities on the list as aforesaid and to Non-Operators;

              (4) After the expiration of the period allowed for tendering, consider and analyze the details of all bids received;

              (5) Prepare and circulate to the Parties a competitive bid analysis, stating Operator's recommendation as to the entity to whom the contract should be awarded, the

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
              reasons therefor, and the technical, commercial and contractual terms to be agreed upon;

              (6) Obtain the approval of the Operating Committee to the recommended bid; and

              (7) Upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.6    AUTHORIZATION FOR EXPENDITURE ("AFE") PROCEDURE

       (A) Prior to incurring any commitment or expenditure, which is estimated to be:

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              (1) In excess of U.S. dollars fifty thousand (U.S. $50,000) in an exploration or appraisal Work Program and Budget;

              (2) In excess of U.S. dollars fifty thousand (U.S. $50,000) in a development Work Program and Budget; and

              (3) In excess of U.S. dollars fifty thousand (U.S. $50,000) in a production Work Program and Budget. Operator shall send to each Non-Operator an AFE containing Operator's best estimate of the total funds required to carry out such work; the estimated timing of expenditures, and any other necessary supportive information. These AFEs shall be for informational purposes only and Operator shall not be required to obtain approval for such AFE prior to commencement of work.

       (B) Prior to incurring any commitment or expenditure estimated to be in excess of $200,000 in an approved Work Program and Budget, Operator shall send to each Non-Operator and AFE containing the same information as established in (A). Operator shall obtain the Operating Committee approval to such AFE prior to incurring commitment of expenditure. Any Party voting to disapprove an AFE issued in furtherance of an approved Work Program and Budget shall demonstrate that such disapproval is duly justified and shall state the reasons for such disapproval.

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       (C) Prior to incurring any commitment or expenditure which is not contained in an approved Work Program and Budget, Operator shall send to each Non-Operator an AFE containing the same information as established in (A) and shall obtain the Parties' approval regardless the amount of such AFE.

       (D) The restrictions contained in this Article shall be without prejudice to Operator's rights to make expenditures as set out in Article 4.2(B)(11) and Article 13.5.

6.7    OVEREXPENDITURES OF WORK PROGRAMS AND BUDGETS

       (A) For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without furnishing a supplemental AFE an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that cumulative total of all overexpenditures for a Contract Year shall not exceed ten percent (10%) of the total Work Program and Budget in question.

       (B) At such time that Operator is certain that the limits of Article 6.7(A) will be exceeded, Operator shall furnish a supplemental AFE for the estimated overexpenditures to the Operating Committee for its approval and shall provide the Parties with full details of such overexpenditures. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

                ARTICLE VII - OPERATIONS BY LESS THAN ALL PARTIES

7.1    LIMITATION ON APPLICABILITY

       (A) No operations may be conducted in furtherance of the Contract except as Joint Operations under Article V, or as Exclusive Operations under this Article. No Exclusive Operation shall be conducted which conflicts with a Joint Operation.

       (B) Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article V, and may not be proposed or conducted as Exclusive Operations under this Article.

       (C) No Party may propose or conduct an Exclusive Operation under this Article, unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article X.

       (D) Subject to this Article, any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan, may be proposed and conducted as an Exclusive Operation.

7.2    PROCEDURE TO PROPOSE EXCLUSIVE OPERATIONS

       (A) Subject to Articles V and 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice

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
       of the proposed operation to all other Parties entitled to propose such operation. Such notice shall specify that such operation is proposed as an Exclusive Operation, the work to be performed, the location, the objectives, and estimated cost of such operation.

       (B) Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

              (1) For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework involving the use of a drilling rig that is standing by in the Contract Area, any such Party wishing to exercise such right must so notify Operator within forty-eight
              (48) hours after receipt of the notice proposing the Exclusive Operation.

              (2) For proposals to develop a Discovery, any Party wishing to exercise such right must so notify the Party proposing to develop within fifteen (15) Days after receipt of the notice proposing the Exclusive Operation.

              (3) For all other proposals, any such Party wishing to exercise such right must so notify Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation;

       (C) Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified

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
       above shall constitute an election by that Party not to participate in the proposed operation.

       (D) If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. The Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

       (E) If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

              (1) The Party proposing the Exclusive Operation, together with any other Consenting Parties, shall have the right exercisable for the applicable notice period set out in Article 7.2(B), to instruct Operator (subject to Article 7.9(G)) to conduct the Exclusive Operation.

              (2) If the Exclusive Operation is conducted, the Consenting Parties shall bear the sole liability and expense of such Exclusive Operation in a fraction, the numerator of which is such Consenting Party's Participating Interest as stated in Article 3.1 and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.1, or in such other proportion totaling one hundred percent (100%) of such liability

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
              and expense as the Consenting Parties may agree; provided that, for operations during the Exploration Period for which Petrolinson is carried pursuant to Article 3.1(A), the interest of each Party other than Petrolinson shall be increased as provided in that Article.

              (3) If work in the field on such Exclusive Operation has not been commenced within ninety (90) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article XVI), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, written notice proposing such operation must be resubmitted to the Parties in accordance with Article V, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3    RESPONSIBILITY FOR EXCLUSIVE OPERATIONS

       (A) The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including but not limited to all

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
       costs, expenses or liabilities for environmental, consequential, punitive or any other similar indirect damages or losses arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control and environmental amelioration or rehabilitation) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

       (B) Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including but not limited to plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4    CONSEQUENCES OF EXCLUSIVE OPERATIONS

       (A) With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option to reinstate the rights it relinquished under Article 7.4(B) below, such NonConsenting Party shall be entitled to have access concurrently with the Consenting Parties, to all data and other information relating to such Exclusive Operation, other than G & G Data obtained in an Exclusive Operation.

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
       If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.1(A) of the cost incurred in obtaining such G & G Data.

       (B) With regard to any Exclusive Operation and subject to Article 7.4(C) and Article 7.8, below, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in the Exclusive Operation:

              (1) All of each such Non-Consenting Party's right to participate in further operations to Appraise or Develop any Discovery made in the course of such Exclusive Operation; and

              (2) All of each such Non-Consenting Party's right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

                     (a) From the well in which such Exclusive Operation was conducted, and

                     (b) From any wells drilled to Appraise or Develop a Discovery.

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
       (C) A Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) after satisfying the In Kind Penalty as set out in Article 7.5(A).

7.5    IN-KIND PENALTY

       (A) The In Kind Penalty shall be the right to own, take in kind and separately dispose of Hydrocarbons produced out of all of the Non-Consenting Party's Entitlement to future production (including the right to recoup costs out of Ecopetrol's share, as provided in the Contract and, where applicable under the Contract, gas) from the Exploitation Area for the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B) until the In Kind Penalty has been satisfied. In Kind Penalty shall equal a total of:

              (1) Two Hundred percent (200%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

              (2) Five Hundred percent (500%) of such Non-Consenting Party's Participating Interest share of all liabilities

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
              and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

              (3) Three Hundred percent (300%) of the Non-Consenting Party's Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal or Development Well(s) which Appraised or Developed delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

              (4) One Hundred percent (100%) of the cost of surface equipment not covered above, including, but not limited to, pipelines and

              (5) One Hundred percent (100%) of the cost of operating the foregoing wells and equipment.

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
       (B) The In Kind Penalty shall be deemed fully satisfied when the proceeds (less taxes measured by production, royalties and other burdens on production) of the sale of Hydrocarbons received by the Consenting Parties as equals the sum of the In Kind Penalty calculated in U.S. dollars pursuant to Articles 7.5(A) and (C)). After such satisfaction the Consenting Parties' right to such In Kind Penalty shall terminate, and such Non-Consenting Party shall own, take and dispose of its Entitlement from such Exploitation Area. Production from other fields in the Contract Area, outside such Exploitation Area shall not be used to satisfy the In Kind Penalty. Any obligation of the Non-Consenting Party to satisfy the In Kind Penalty shall terminate with the cessation of production from the Exploitation Area (or well, as the case may be) which the In Kind Penalty encumbers.

       (C) Within ninety (90) Days after the Completion of any Exclusive Operation, the Operator shall furnish to each NonConsenting Party that has granted an In Kind Penalty in respect of such Exclusive Operation an inventory of the equipment in and connected to the well, and an itemized statement of the cost of such Exclusive Operation, including equipping the well for production. Each Calendar Quarter during the period of satisfying an In Kind Penalty, Operator

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
       shall furnish to the Non-Consenting Parties that have granted such In Kind Penalty an itemized statement of all costs and liabilities incurred in the Exclusive Operation(s), establishing the value of such In Kind Penalty together with a statement of the quantity of Hydrocarbons produced to satisfy such In Kind Penalty and the amount of proceeds realized from the sale of such production during the preceding Calendar Quarter.

       (D) In determining the quantity of Hydrocarbons produced for purposes of the In Kind Penalty, the Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests.

       (E) During the period of time Consenting Parties are entitled to an In Kind Penalty, such Consenting Parties shall be responsible for the payment of all royalties, charges, taxes, and all other burdens established by the Contract directly related to such In Kind Penalty.

       (F) Any amount realized from the sale or other disposition of equipment, which was acquired in connection with an Exclusive Operation, shall be credited against the satisfaction of the In Kind Penalty.

       (G) On satisfaction of the In Kind Penalty, the right of such Non-Consenting Party to own, take in kind and separately dispose of its Entitlement granted under Article

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
       7.5(C), shall be reinstated automatically as of 7:00 a.m. on the Day following the Day on which such satisfaction occurs.

7.6    ORDER OF PREFERENCE OF OPERATIONS

       (A) Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days, or forty-eight (48) hours if the drilling rig to be used is standing by in the Contract Area, from receipt of the proposal for the Exclusive Operation, to deliver to all Parties entitled to participate in the proposed operation such Party's alternative proposal. Such alternative proposal shall contain the information required under Article 7.2(A).

       (B) Each Party receiving such proposals shall elect by delivery of notice to Operator within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals. Any Party not notifying Operator within the response period shall be deemed not to have voted.

       (C) The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, the

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       Operator shall choose among the proposals receiving the largest aggregate
       Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days of the end of the response period, or forty-eight (48) hours if the drilling rig to be used is standing by in the Contract Area.

       (D) Each Party shall then have two (2) Days (or forty-eight (48) hours if the drilling rig to be used is standing by in the Contract Area) from receipt of such notice to elect by delivery of notice to Operator whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.7    STAND-BY COSTS

       (A) When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party's notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs

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
       incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

       (B) If a further operation is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by time in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8    SPECIAL CONSIDERATIONS REGARDING DEEPENING

       (A) An Exclusive Well shall not be Deepened without first affording the Non-Consenting Parties in accordance with this Article the opportunity to participate in such operation.

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       (B) In the event any Consenting Party desires to Deepen an Exclusive
       Well, such Party shall initiate the procedure contemplated by Article
       7.2. If a Deepening operation is approved pursuant to such provisions, and if any NonConsenting Party to the Exclusive Well elects to participate in such Deepening operation, the payment, if any, pursuant to
       Article 7.5 of such Non-Consenting Party shall be calculated based on the following liabilities and expenses:

              (1) If the proposal is to Deepen and is made prior to the Completion of such well as a Commercial Discovery, then payment shall be based on such Non-Consenting Party's Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well, plus the Non-Consenting Party's Participating Interest share of the liabilities and expenses of Deepening and of participating in any further operations on such Exclusive Well in accordance with the other provisions of this Agreement; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred

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
              by Consenting Parties prior to the commencement of actual operations to Deepen beyond the depth previously drilled shall be for the sole account of Consenting Parties in the proportion their Participating Interest bears to the aggregate of their Participating Interests.

              (2) If the proposal is to Deepen and is made for an Exclusive Well that has been previously Completed as a Commercial Discovery, but is no longer producing, then payment shall be based on the Non-Consenting Party's Participating Interest share of all costs of drilling and Completing said well from the surface to the depth previously drilled, calculated in the manner provided in Article 7.8(B)(1), less those costs recouped by the Consenting Parties from the sale of production from such Exclusive Well, plus the Non-Consenting Party's Participating Interest share of all costs of reentering said well, plus the Non-Consenting Party's proportionate part (based on the percentage of the Exclusive Well such Non-Consenting Party would have owned had it previously participated in such Exclusive Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with the

                                       64
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              Accounting Procedure. If at the time such Deepening operation is conducted the Consenting Parties have recouped from the Exclusive Well the amount calculated pursuant to Article 7.5, then a Non-Consenting Party may participate in the Deepening of the Exclusive Well with no payment for liabilities and expenses incurred prior to reentering the well for Deepening.

7.9    MISCELLANEOUS

       (A) Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

       (B) The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

       (C) Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of

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        the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such operations.

       (D) Operator, if it is not a Consenting Party and it is conducting an Exclusive Operation for the Consenting Parties, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

       (E) Should the submission of a Development Plan be approved in accordance with Article 5.9, or should any Party propose a development in accordance with Article VII, with either proposal not calling for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right to future reimbursement of costs or to any Penalty, pursuant to Article 7.5. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party proposing to apply for an Exploitation Area decides to not develop the reservoir, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such

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       Appraisal Well shall pay to the Consenting Party the amount such
       Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

       (F) In the case of any Exclusive Operation for Deepening, Testing, Completing, Plugging Back, Recompleting or Reworking, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, that is not needed for Joint Operations, but the ownership of all such equipment shall remain unchanged. On abandonment of a well after such Exclusive Operation, the Consenting Parties shall account for all such equipment to the Parties who shall receive their respective Participating Interest shares, in value, less cost of salvage.

       (G) If the Operator is a Non-Consenting Party to an Exclusive Operation to Develop a Discovery, then subject to obtaining any necessary Government approval the Operator may resign, but in any event shall resign on the request of the Consenting Parties, as Operator for the Exploitation Area for such Discovery and the Consenting Parties shall select a Party to serve as Operator.

                             ARTICLE VIII - DEFAULT

8.1    DEFAULT AND NOTICE

       Any Party that fails to pay when due its Participating Interest share of Joint Account expenses including cash

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
       advances and interest, accrued pursuant to this Agreement (a "Defaulting Party") shall be in default under this Agreement. Operator, or any other Party in the case of the default of Operator, shall promptly give written notice of such default to such Party and each of the non-defaulting Parties. The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full. Interest will be calculated using the Agreed Interest Rate.

8.2    OPERATING COMMITTEE MEETINGS AND DATA

       After any default has continued for five (5) Business Days from the date of written notice of default under Article 8.1, and for as long thereafter as the Defaulting Party remains in default on any payment due under this Agreement, the Defaulting Party shall not be entitled to attend Operating Committee meetings or to vote on any matter coming before the Operating Committee during the period such default continues. Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be in the proportion which its Participating Interest bears to the total of the Participating Interests of all the non-defaulting Parties. Any matters requiring unanimous vote of the Parties shall be deemed to exclude the Defaulting Party. After the said five

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       (5) Business Days and while the Defaulting Party remains in default as aforesaid, the Defaulting Party shall not have access to any data or information relating to Joint Operations, and non-defaulting Parties shall be entitled to trade data without such Defaulting Party's consent and the Defaulting Party shall have no right to any data received on such trade unless and until its default is remedied in full.

       Notwithstanding the foregoing, the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking any action to maintain and preserve the Contract.

8.3    ALLOCATION OF DEFAULTED ACCOUNTS

       (A) Operator shall, either at the time of giving notice of default as provided in Article 8.1, or by separate notice, notify each non-defaulting Party of the sum of money it is to pay as its portion (such portion being in the ratio that each non-defaulting Party's Participating Interest bears to the Participating Interests of all non-defaulting Parties) of such amount in default. Each non-defaulting Party shall, if such default continues, pay Operator, within five (5) Business Days after receipt of such notice, its share of the amount which the Defaulting Party failed to pay. If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such non-defaulting Party shall

                                       69
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       thereupon be in default and shall be a Defaulting Party subject to the provisions of this Article. The non-defaulting Parties which pay the amount owed by any Defaulting Party shall be entitled to receive their respective share of the principal and interest payable by such Defaulting Party pursuant to Article 8.1.

       (B) The total of all amounts paid by the non-defaulting Parties for the Defaulting Party, together with interest accrued on such amounts shall constitute a debt due and owing by the Defaulting Party to the non-defaulting Parties in proportion to such amounts paid. In addition the non-defaulting Parties may in the manner contemplated by this Article, satisfy such debt (together with interest) and may accrue an amount equal to the Defaulting Party's Participating Interest share of the estimated cost to abandon any Joint Property.

       (C) A Defaulting Party may remedy its default by paying to Operator the total amount due, together with interest calculated as provided in
       Article 8.1, at any time prior to transfer of its interest pursuant to
       Article 8.4, and upon receipt of such payment Operator shall remit to each non-defaulting Party its proportionate share of such amount.

       (D) The rights granted to each non-defaulting Party pursuant to this Article, shall be in addition to, and not

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       in substitution for any other rights or remedies which each non-defaulting Party may have at law or equity or pursuant to the other provisions of this Agreement.

8.4    TRANSFER OF INTEREST

       (A) For thirty (30) Days after each failure by the Defaulting Party to remedy its default by the thirtieth (30th) Day following notice of default without prejudice to any other rights of the non-defaulting Parties to recover the amounts paid for the Defaulting Party, together with interest accrued on such amount, each non-defaulting Party shall have the option to give notice to the Defaulting Party requiring the Defaulting Party to transfer its interest to the non-defaulting Parties. To that end if any of the non-defaulting Parties so elect, the Defaulting Party shall be deemed to have transferred and to have empowered the electing non-defaulting Parties to execute on said Defaulting Party's behalf any documents required to effect a transfer, of all of its right, title and beneficial interest in and under this Agreement and the Contract, and in all wells and Joint Property to the electing non-defaulting Parties. If requested, each Party shall execute a Power of Attorney in the form prescribed by the Operating Committee. The Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any and all acts

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        required to be done by applicable law or regulation in order to render such transfer legally valid, including, without limitation, the obtaining of all governmental consents and approvals, and shall execute any and all documents and take such other actions as may be necessary in order to effect prompt and valid transfer of the interests described above, free of all liens and encumbrances. In the event all Government approvals are not timely obtained, the Defaulting Party shall hold its Participating Interest in trust for such non-defaulting Parties who elected to assume such Defaulting Party's Participating Interest.

       (B) In the absence of an agreement among the non-defaulting Parties to the contrary, any such transfer to the non-defaulting Parties shall be in the proportion that the non-defaulting Parties have paid the amounts due from the Defaulting Party.

       (C) Subject to Article 12.1(C), on the effective date of such transfer the Defaulting Party shall forthwith cease to be a Party to this Agreement to the extent of the Participating Interest so transferred. The acceptance or non-acceptance by a non-defaulting Party of any portion of a Defaulting Party's Participating Interest shall be without prejudice to any rights or remedies such non-defaulting

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       Parties have to recover the outstanding debts (including interest) owed by the Defaulting Party.

8.5    CONTINUATION OF INTEREST

       If within thirty (30) Days after each failure by the Defaulting Party to remedy its default by the thirtieth (30th) Day following notice of default the non-defaulting Parties elect to not acquire the Defaulting Party's Participating Interest as provided in Article 8.4 and to continue to bear the Defaulting Party's Participating Interest share of liabilities and expenses, then the non-defaulting Parties shall accumulate all such liabilities and expenses as a debt pursuant to
       Article VIII, but the Defaulting Party shall continue to be a Party subject to Article 8.2 and Article 8.7. If Operator disposes of any Joint Property or any other credit or adjustment is made to the Joint Account, or if Operator sells any of the Defaulting Party's Participating Interest share of Hydrocarbons, then, in respect of the Defaulting Party's Participating Interest share of the proceeds of such disposal, credit or adjustment or sale, Operator shall be entitled to retain and to set off the same against all amounts, together with interest accrued on such amount, due and owing from the Defaulting Party plus an accrued amount equal to the Defaulting Party's Participating Interest share

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       of the estimated cost to abandon any Joint Property. Any surplus remaining after setting off the same as aforesaid shall be paid promptly to the Defaulting Party.

8.6    ABANDONMENT

       If, within thirty (30) Days after the failure by the Defaulting Party to remedy its default by the thirtieth (30th) Day as aforesaid, no non-defaulting Party elects to acquire the Defaulting Party's Participating Interest as provided in Article 8.4, or to bear the Defaulting Party's Participating Interest share of liabilities and expenses as provided in Article 8.5, then no transfer shall be made and Joint Operations shall be abandoned subject to any necessary consents and notices being given, and each Party, including the Defaulting Party shall pay its Participating Interest share of all costs of abandoning and relinquishing the Contract. If abandonment occurs as aforesaid, all monies paid by the non-defaulting Parties for the Defaulting Party pursuant to Article 8.3, together with interest accrued on such amount, shall remain a debt due and owing by the Defaulting Party.

8.7    SALE OF HYDROCARBONS

       If a Party defaults after the commencement of commercial production and has not remedied the default by the thirtieth (30th) Day as aforesaid, then, during the

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       continuance of such default, the Defaulting Party shall not be entitled to its Participating Interest share of Hydrocarbons which shall vest in and be the property of the non-defaulting Parties, and Operator shall be authorized to sell such Hydrocarbons at the best price obtainable under the circumstances and, after deducting all costs, charges and expenses incurred by Operator in connection with such sale, pay the proceeds proportionately to the non-defaulting Parties which proceeds shall be credited against all monies advanced pursuant to Article 8.3, together with interest accrued thereon. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. Notwithstanding any such sales by Operator, the provisions of Article 8.4 shall continue to apply.

8.8    NO RIGHT OF SET OFF

       Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article, such Party shall not raise by way of set off

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       or invoke as a defense, whether in law or equity, any failure to pay amounts due and owing under this Agreement or any alleged or unliquidated claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Such Party further undertakes not to raise by way of defense, whether in law or in equity, that the nature or the amount of the remedies granted to the non-defaulting Parties is unreasonable or excessive.

                     ARTICLE IX - DISPOSITION OF PRODUCTION

9.1    RIGHT AND OBLIGATION TO TAKE IN KIND

       Except as otherwise provided in this Article, each Party shall have the right and obligation to own, take in kind and separately dispose of its Participating Interest share of total production available to the Parties pursuant to the Contract from any Exploitation Area in such quantities and in accordance with such procedures as may be set forth in the offtake agreement referred to in Article 9.2 or in the special arrangements for natural gas referred to in Article 9.3. If Government Oil Company is party to the offtake agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in this Article.

9.2    OFFTAKE AGREEMENT FOR CRUDE OIL

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       If crude oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to first delivery of crude oil, negotiate and conclude the terms of an agreement to cover the offtake of crude oil produced under the Contract. The Government Oil Company may, if necessary and practicable, also be party to the offtake agreement. This offtake agreement shall, to the extent consistent with the Contract, make provision for:

              (A) The delivery point, at which title and risk of loss of Participating Interest shares of crude oil shall pass to the Parties interested (or as the Parties may otherwise agree);

              (B) Operator's regular periodic advice to the Parties of estimates of total available production for suc ceeding periods, Participating Interest shares, and grades of crude oil for as far ahead as is necessary for Operator and the Parties to plan offtake arrangements. Such advice shall also cover for each grade of crude oil total available production and deliveries for the preceding period, inventory and overlifts and underlifts;

              (C) Nomination by the Parties to Operator of acceptance of their Participating Interest share of

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              total available production for the succeeding period. Such nominations shall in any one period be for each Party's entire Participating Interest share arising during that period subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

              (D) Elimination of overlifts and underlifts;

              (E) If offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

              (F) Distribution to the Parties of Entitlements to ensure, to the extent Parties take delivery of their Entitlements in proportion to the accrual of such Entitlements, that each Party shall receive currently Entitlements of grades, gravities and qualities of Hydrocarbons similar to Hydrocarbons received by each other Party.

              (G) To the extent that distribution of Entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

              (H) The option and the right of the other Parties to sell an Entitlement which a Party fails to nominate for

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              acceptance pursuant to (C) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures, provided that such failure either constitutes a breach of Operator's or Parties' obligations under the terms of the Contract, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations. Operator shall give all Parties as much notice as is practicable of such situation and that a sale option has arisen. Any sale shall be of the unnominated or undelivered Entitlement as the case may be and for reasonable periods of time as are consistent with the minimum needs of the industry and in no event to exceed twelve (12) months. The right of sale shall be revocable at will subject to any prior contractual commitments. Sales to non-affiliated third parties shall be for the realized price f.o.b. the delivery point. Sales to any of the Parties or their Affiliates shall be at current market value f.o.b. the delivery point. The Party arranging the sale shall pay to the Party whose Entitlement is involved the above price after deduction of all costs, including storage costs, incurred in respect of such sale, reflecting actual

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              costs of disposal at immediate notice. Current market value shall be the value of the Entitlement in international markets (unless the Entitlement was required to be delivered into the Government's domestic market, in which case it shall be the value therein) between a willing buyer and a willing seller and shall be agreed between the two Parties concerned, or failing agreement, determined by an expert to be appointed in accordance with procedures set forth in the offtake agreement.

9.3    SEPARATE AGREEMENT FOR NATURAL GAS

       The Parties recognize that if natural gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the natural gas, which are consistent with the Development Plan and subject to the terms of the Contract.

                        ARTICLE X - ABANDONMENT OF WELLS

10.1   ABANDONMENT OF WELLS DRILLED AS JOINT OPERATIONS

       (A) Any well which has been drilled as a Joint Operation and which is proposed to be plugged and abandoned shall not be plugged and abandoned without the consent of all Parties.

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       (B) Should any such Party fail to reply within the period prescribed in
       Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of the Operator's proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment. If all the Parties consent to abandonment, such well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

       (C) If all Parties do not agree to the abandonment of such well, those wishing to continue operations shall assume financial responsibility over the well and shall be deemed to be Consenting Parties conducting an Exclusive Operation pursuant to Article VII. In the case of a producing well, the Consenting Parties shall be entitled to continue producing only from the Zone open to production at the time they assumed responsibility for the well.

       (D) Consenting Parties taking over a well as provided above shall tender to each of the Non-Consenting Parties such NonConsenting Parties' Participating Interest share of the value of the well's salvable material and equipment, determined in accordance with the Accounting Procedure, less the estimated cost of salvaging and the estimated cost of

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        plugging and abandoning as of the date the Consenting Party assumed responsibility for the well; provided, however, that in the event the estimated cost of plugging and abandoning and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning Parties shall continue to be liable pursuant to Article 7.3(B) for their respective Participating Interest shares of the estimated excess cost.

       (E) Each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B), insofar and only insofar as such interest covers the right to obtain production from that wellbore in the Zone then open to production.

       (F) Subject to Article 7.9(G), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2   ABANDONMENT OF EXCLUSIVE OPERATIONS

       This Article shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an

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       Exclusive Operation has been conducted; provided that no well shall be permanently plugged and abandoned unless and until all Parties having the right to conduct further operations in such well have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article X.

                 ARTICLE XI - SURRENDER, EXTENSIONS AND RENEWALS

11.1   SURRENDER

       (A) If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operating Committee shall determine pursuant to Article V, the size and shape of the surrendered area, consistent with the requirements of the Contract. If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event

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       of a tie, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

       (B) A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2   EXTENSION OF THE TERM

       (A) A proposal by any Party to extend the term of the Exploration or Exploitation Period or any phase of the Contract, a proposal to enter into a new phase of the Exploration Period, and a proposal to extend the term of the Contract shall be brought before the Operating Committee pursuant to Article V.

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       (B) Any Party shall have the right to extend the term of the Exploration or Exploitation Period or any phase of the Contract to enter into a new phase of the Exploration Period or extend the term of the Contract to the extent provided in the Contract. Any Party not wishing to extend, shall have a right to withdraw, subject to the requirements of Article XIII.

       (C) The Contract shall not be modified, or a new contract shall not be entered into, without a written agreement duly executed by all Parties.

                  ARTICLE XII - TRANSFER OF INTEREST OR RIGHTS

12.1   OBLIGATIONS

       (A) Subject always to the requirements of the Contract, the transfer of all or part of a Party's Participating Interest shall be effective only if it satisfies the terms and conditions of this Article.

       (B) Except in the case of a Party transferring all of its Participating Interest, no transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than ten percent (10%) or holding any Interest other than a Participating Interest in the Contract, the Contract Area and this Agreement.

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       (C) The transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured or accrued under the provision of the Contract or this Agreement prior to such transfer. Such obligations shall include, without limitation, any proposed expenditure approved by the Operating Committee, prior to the transferring Party notifying the other Parties of its proposed transfer.

       (D) The transferee shall have no rights in and under the Contract, the Contract Area or this Agreement unless and until it obtains any necessary Government or Government Oil Company approval and expressly undertakes in writing to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred, to the satisfaction of the Parties and furnishes any guarantees required by the Government or the Contract.

       (E) The transferee shall have no rights in and under the Contract, the Contract Area or this Agreement unless each Party has consented in writing to such transfer, which consent shall be denied only if such transferee fails to establish to the reasonable satisfaction of each Party its

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       financial or technical capability to perform its obligations under the
       Contract and this Agreement.

       (F) Nothing contained in this Article shall prevent a Party from mortgaging, pledging, charging or otherwise encumbering all or part of its interest in the Contract Area and in and under this Agreement for the purpose of security relating to finance provided that:

              (1) such Party shall remain liable for all obligations relating to such interest;

              (2) the encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement; and

              (3) such Party shall ensure that any such mortgage, pledge, charge or encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

       (G) Notwithstanding the foregoing, a Party may transfer all or a part of its Participating Interest to an Affiliate of that Party. Such transfer shall be effective only upon the transferor furnishing to the Parties a guarantee of the obligations of the transferee, in a form satisfactory to the other Parties.

12.2   RIGHTS

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       (A) Each Party shall have the right, subject to the provisions of Article
       12.1, to freely transfer its Participating Interest.

                    ARTICLE XIII - WITHDRAWAL FROM AGREEMENT

13.1   RIGHT OF WITHDRAWAL

       (A) Subject to the provisions of this Article, any Party may withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw and specifying a proposed effective date of withdrawal which shall be at least sixty (60) Days, but not more than one hundred eighty (180) Days after the date of such notice. Such notice shall be unconditional and irrevocable when given.

       (B) Notwithstanding Article 13.1(A) a Party shall not have the right to withdraw from this Agreement and the Contract until the Minimum Work Obligation set forth in the Contract has been fulfilled. However, if the Operating Committee or any Party decides to accept new Minimum Work Obligations by voluntarily extending the current or entering into a new exploration period under the Contract, a Party that voted against such decision shall not be prevented from withdrawing; provided that such Party delivers notice of its withdrawal to all Parties within thirty (30) Days of such

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       vote pursuant to Article 11.2 and fully satisfies its outstanding Minimum
       Work Obligation, if any.

       (C) Subject to Articles 13.1(A) and (B) and Article 13.5, the effective date of withdrawal for a withdrawing Party shall be the later of:

              (1) The date proposed in the notice of withdrawal; or

              (2) The date that the withdrawing Party has fulfilled its obligations under this Article.

13.2   PARTIAL OR COMPLETE WITHDRAWAL

       (A) Within thirty (30) Days of receipt of each withdrawing Party's notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

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       (B) If any part of the withdrawing Party's Participating Interest remains unclaimed after sixty (60) Days from the date of the first notice of withdrawal, the Parties shall be deemed to have decided to withdraw from the Contract and this Agreement, unless at least one Party agrees to accept the unclaimed Participating Interest.

       (C) Any Party withdrawing under Article 11.2 or under this Article shall withdraw from all exploration activities under the Contract, but not from any Exploitation Area, Commercial Discovery, or Discovery whether appraised or not, made prior to such withdrawal. Such withdrawing Party shall retain its rights in the Joint Property but only insofar as they relate to any Exploitation Area, Commercial Discovery or Discovery whether appraised or not, and shall abandon all other rights in the Joint Property.

13.3   VOTING

       After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4   OBLIGATIONS AND LIABILITIES

       (A) A withdrawing Party, prior to its withdrawal, shall satisfy all obligations and liabilities it has incurred or attributable to it prior to its withdrawal, including,

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       without limitation, any expenditures budgeted and/or approved by the
       Operating Committee prior to its written notification of withdrawal (development projects included), and any liability for acts, occurrences or circumstances taking place or existing prior to its withdrawal. Furthermore, any liens, charges and other encumbrances which the withdrawing Party placed on such Party's Participating Interest prior to its withdrawal shall be fully satisfied or released, at the withdrawing Party's expense, prior to its withdrawal. A Party's withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party which are not identified or identifiable at the time of withdrawal.

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       (B) Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by on the Contract Area) of the Operating Committee vote approving such operation or expenditure, nor shall such Party be liable for any operations or expenditures approved by the Operating Committee, excluding those approved pursuant to Article 13.5, after notice has been given pursuant to Article 13.1.

13.5   EMERGENCY

       A Party's notification of withdrawal shall not become effective if prior to the proposed date of withdrawal a well goes out of control or a fire, blow out, sabotage or other emergency occurs. The notification of withdrawal shall become effective only after the emergency has been contained and the withdrawing Party has paid, or has provided, security satisfactory to the Parties for its Participating Interest share of the costs of such emergency.

13.6   ASSIGNMENT

       A withdrawing Party shall assign its Participating Interest to each of the non-withdrawing Parties which shall be allocated to them in the proportion which each of their

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       Participating Interests (prior to the withdrawal) bears to the total
       Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non- withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7   APPROVALS

       A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government or Government Oil Company approvals required in connection with the withdrawal and assignments, and any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.

       (Continued on Page 87-A)

13.8   ABANDONMENT SECURITY

       (A) A withdrawing Party shall provide Security satisfactory to the other Parties to satisfy any such obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, Security to cover the costs of an abandonment, if applicable.

       (B) Failure to provide Security shall constitute default under this Agreement.

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       (C) "Security" means a standby letter of credit issued by a bank or an on demand bond issued by a corporation, such bank or corporation having a credit rating indicating it has sufficient worth to pay its obligations in all reasonably foreseeable circumstances, or, failing the provision of either of those, cash contributed to a secure fund administered by independent trustees and invested in securities backed by the full faith and credit of the government of the United States of America.

13.9   WITHDRAWAL OR ABANDONMENT BY ALL PARTIES

       In the event all Parties decide to withdraw or are required to do so pursuant to this Article, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of applicable law or to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account.

                  ARTICLE XIV - RELATIONSHIP OF PARTIES AND TAX

14.1   RELATIONSHIP OF PARTIES

       The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to

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       create a mining or other partnership, joint venture, association or trust, or as authorizing any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2   TAX

       Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party's share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from a failure or refusal to report and discharge such taxes or satisfy such obligations.

14.3   UNITED STATES TAX ELECTIONS

       The Parties who are subject to the income tax laws of the United States of America shall be governed by the tax provisions marked Exhibit B, attached hereto and made a part hereof.

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                     ARTICLE XV - CONFIDENTIAL INFORMATION -

                            PROPRIETARY TECHNOLOGY

15.1    CONFIDENTIAL INFORMATION

       (A) Subject to the provisions of the Contract, the Parties agree that all information and data acquired or obtained by any Party in respect of Joint Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract and for a period of one (1) year after expiration of the Contract to any person or entity not a Party to this Agreement, except:

              (1) To an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article;

              (2) To a governmental agency or other entity when required by the Contract;

              (3) To the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

              (4) Subject to Article 15.1(B), to potential contractors, contractors, consultants and attorneys employed by any Party where disclosure of such data or

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              information is essential to such contractor's, consultant's or attorney's work;

              (5) Subject to Article 15.1(B), to a bona fide prospective transferee of a Party's Participating Interest (including an entity with whom a Party or its Affiliates is conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

              (6) Subject to Article 15.1(B), to a bank or other financial institution to the extent appropriate to a Party arranging for funding for its obligations under this Agreement;

              (7) To the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 19.2;

              (8) To its respective employees for the purposes of Joint Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential;

              (9) Where any data or information which, through no fault of a Party, becomes a part of the public domain.

       (B) Disclosure as pursuant to Article 15.1(A)(4), (5), and (6) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential and not to use or disclose the data and information except for the express purpose for which disclo sure is to be made.

15.2   CONTINUING OBLIGATIONS

       Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality and any disputes shall be resolved in accordance with
       Article XVIII.

15.3   PROPRIETARY TECHNOLOGY

       Nothing in this Agreement shall require a Party to divulge proprietary technology to the other Parties; provided that where the cost of development of proprietary technology has been charged to the Joint Account, such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by such Party or its Affiliates in other operations.

15.4   TRADES

       Notwithstanding the foregoing provisions of this Article, Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data, the cost of which has been charged to the Joint Account, so obtained to be furnished to all Parties. In such event, Operator must enter into an undertaking with any third party to such trade to keep such information confidential.

                           ARTICLE XVI - FORCE MAJEURE

16.1   OBLIGATIONS

       If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure situation within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of said Force Majeure, and also estimate the period of time which said Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

16.2   DEFINITION OF FORCE MAJEURE

       For the purposes of this Agreement, "Force Majeure" shall have the same meaning as is set out in Clause 34 of the Contract for "fuerza mayor o caso fortuito."

                             ARTICLE XVII - NOTICES

       Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by registered mail or by courier service or by any electronic means of transmitting written communications which provides confirmation of complete transmission, and addressed to such Parties as designated below. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. "Received" for purposes of this Article with respect to written notice delivered pursuant to this Agreement shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

                  Petrolinson S.A.
                  Calle 100 No. 8A-49- Ofc. 705
                  World Trade Center, Torre B
                  Apartado Aereo 89956
                  Santa fe de Bogota, Colombia
                  FAX: 011-57-1-611-2756
                        Attention:  Norm Rowlinson

                  GHK Company Colombia
                  6305 Waterford Boulevard, Suite 470
                  Oklahoma City, Oklahoma 73118
                  FAX: (405) 858-9898
                        Attention:  Robert A. Hefner III

                  Esmeralda Limited Liability Company

                  6305 Waterford Boulevard, Suite 470
                  Oklahoma City, Oklahoma 73118
                  FAX: (405) 858.9898
                        Attention:  Robert A. Hefner III

                  Cimarrona Limited Liability Company
                  6305 Waterford Boulevard, Suite 470
                  Oklahoma City, Oklahoma 73118
                  FAX: (405) 858.9898
                        Attention:  Robert A. Hefner III

                  Sociedad Internacional Petrolera S.A.
                  Tajamar 183 Piso 4
                  Santiago, Chile
                  Telefax:  (61-2) 233 7673
                        Attention:  Sr. Salvador Harambour G.

                  Seven Seas Petroleum Colombia, Inc.
                  Three Post Oak Central, Suite 960
                  1990 Post Oak Blvd.
                  Houston, TX  77056
                  Telefax:  (713.621.9770)
                        Attention:  Tim Stephens

              ARTICLE XVIII - APPLICABLE LAW AND DISPUTE RESOLUTION

18.1   APPLICABLE LAW

       This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of New

       York, U.S.A., excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

18.2   DISPUTE RESOLUTION

       (A) Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the "Rules") as at present in force.

       (B) The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its own choice within ten (10) days of the submission of a Notice of Arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within ten (10) days following the appointment of the arbitrators. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, the appointing authority for the implementation of such procedure shall be the President for the time being of the American Arbitration Association in New York, who shall appoint an independent arbitrator who has no financial interest in the controversy. If all members of the tribunal were not to accept the appointment within ten (10) days after receipt of the Notice of Arbitration, and/or one Party refuses to appoint its party-appointed arbitrator within said ten (10) days period, either one of the Parties may require from the said President the designation of a single arbitrator, who has no financial interest in the controversy, to solve the controversy. All decisions and awards made by the arbitration tribunal shall be by majority vote.

       (C) The controversy may not be submitted to any court.

       (D) Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

              (1) The arbitration proceedings shall be held in New York, USA;

              (2) The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the Spanish and English languages;

              (3) The arbitrator(s) shall be and remain at all times wholly independent and impartial;

              (4) Any procedural issues not determined under the Rules shall be determined by the laws of the place of arbitration, except those laws which would refer the matter to another jurisdiction;

              (5) The cost of the arbitration proceedings (including attorney's fees and costs) shall be borne in the manner determined by the arbitrator(s);

              (6) The decision of the sole arbitrator or the decision of a majority of the arbitrators, as the case may be, shall be written, final and binding without the right of appeal, the sole and exclusive remedy regarding any claims, counterclaims, issues or accounts presented to the arbitrator, made as promptly paid in Dollars free of any deduction or offset. Any costs or fees incident to enforcing the award, up to the maximum extent permitted by law, will be charged against the Party resisting such enforcement;

              (7) Consequential, punitive or other similar damages shall not be allowed; provided, however, the award may include appropriate punitive damages where a Party has engaged in delaying and dilatory actions;

              (8) The award shall include interest from the date of any breach of violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Agreed Interest Rate;

              (9) Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the indebted Party, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be; and

              (10) Whenever the Parties are of more than one nationality, the single arbitrator or the presiding arbitrator, as the case may be, shall not be of the same nationality as any of the Parties or their ultimate parent entities.

                        ARTICLE XIX - GENERAL PROVISIONS

19.1   CONFLICTS OF INTEREST

       (A) Each Party undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

       (B) The provisions of the preceding paragraph shall not apply to:

              (1) A Party's performance which is in accordance with the local preference laws or policies of the host government; or

              (2) A Party's acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with rules and procedures established by the Operating Committee.

19.2   PUBLIC ANNOUNCEMENTS

       (A) Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) non-affiliated Parties holding fifty percent (50%), or more, of the Participating Interests has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

       (B) If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) non-affiliated Parties holding fifty percent (50%) or more of the Participating Interests; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party as set forth in Articles 15.1(A)(3) and (7).

19.3   SUCCESSORS AND ASSIGNS

       Subject to the limitations on transfer contained in Article XII, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

19.4   WAIVER

       No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

19.5   SEVERANCE OF INVALID PROVISIONS

       If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

19.6   MODIFICATIONS

       Except as is provided in Article 19.5, there shall be no modification of this Agreement except [by written consent of all Parties.

19.7   HEADINGS

       The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be bound in any particular Article.

19.8   SINGULAR AND PLURAL

       Reference to the singular includes a reference to the plural and vice versa.

19.9   GENDER

       Reference to any gender includes a reference to all other genders.

19.10  COUNTERPART EXECUTION

       This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

19.11  ENTIRETY

       This Agreement is the entire agreement of the Parties and supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative's signature.

Attest:                                GHK COMPANY COLOMBIA

------------------
Secretary

                                       By______________________________
                                               Vice President

                                       CIMARRONA LIMITED LIABILITY
                                       COMPANY by The GHK Company
                                       L.L.C., Manager

                                       By______________________________
                                                Attorney-in-Fact

                                       ESMERALDA LIMITED LIABILITY
                                       COMPANY by The GHK Company
                                       L.L.C., Manager

                                       By______________________________
                                                Attorney-in-Fact

                                       SOCIEDAD INTERNACIONAL PETROLERA
                                       S.A.

                                       By______________________________
                                         Title:________________________

                                       SEVEN SEAS PETROLEUM COLOMBIA,
                                       INC.

                                       By
                                         Title:

Attest:                                   PETROLINSON S.A.

-------------------
Secretary

                                          By____________________________

                                           Title:________________________

STATE OF OKLAHOMA                      )
                                       )
COUNTY OF OKLAHOMA                     )

        On this ___ day of ____________,1996, before me, the undersigned, a Notary Public, in and for the county and state aforesaid, personally appeared ____________________________, to me known to be the identical person who signed the name of GHK Company Colombia to the within and foregoing instrument as its ________ President and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

        Given under my hand and seal the day and year last above written.

My commission expires:                 Notary Public

--------------------------

[SEAL]

STATE OF OKLAHOMA                      )
                                       )
COUNTY OF OKLAHOMA                     )

        On this ___ day of ____________,1996, before me, the undersigned, a Notary Public, in and for the county and state aforesaid, personally appeared ____________________________, to me known to be the identical person who signed the name of Cimarrona Limited Liability Company to the within and foregoing instrument as its Manager and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said company for the uses and purposes therein set forth.

        Given under my hand and seal the day and year last above written.

My commission expires:                 Notary Public

--------------------------

[SEAL]

STATE OF OKLAHOMA                      )
                                       )
COUNTY OF OKLAHOMA                     )

        On this ___ day of ____________,1996, before me, the undersigned, a Notary Public, in and for the county and state aforesaid, personally appeared ____________________________, to me known to be the identical person who signed the name of Esmeralda Limited Liability Company to the within and foregoing instrument as its Manager and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said company, for the uses and purposes therein set forth.

        Given under my hand and seal the day and year last above written.

My commission expires:                 Notary Public

--------------------------

[SEAL]

STATE OF _______________               )
                                       )
COUNTY OF ______________               )

        On this ___ day of ____________,1996, before me, the undersigned, a Notary Public, in and for the county and state aforesaid, personally appeared ____________________________, to me known to be the identical person who signed the name of Sociedad Internacional Petrolera S.A. to the within and foregoing instrument as its ________ President and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

        Given under my hand and seal the day and year last above written.

My commission expires:                 Notary Public

--------------------------

[SEAL]

STATE OF _______________               )
                                       )
COUNTY OF ______________               )

        On this ___ day of ____________,1996, before me, the undersigned, a Notary Public, in and for the county and state aforesaid, personally appeared ____________________________, to me known to be the identical person who signed the name of Seven Seas Petroleum Colombia, Inc. to the within and foregoing instrument as its ________ President and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

        Given under my hand and seal the day and year last above written.

My commission expires:                 Notary Public

--------------------------

[SEAL]

STATE OF _______________               )
                                       )
COUNTY OF ______________               )

        On this ___ day of ____________,1996, before me, the undersigned, a Notary Public, in and for the county and state aforesaid, personally appeared ____________________________, to me known to be the identical person who signed the name of Petrolinson S.A. to the within and foregoing instrument as its ________ President and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

        Given under my hand and seal the day and year last above written.

My commission expires:                 Notary Public

--------------------------

[SEAL]

                               AIPN MODEL FORM

                      INTERNATIONAL ACCOUNTING PROCEDURE

                                    EXHIBIT A
                              ACCOUNTING PROCEDURE

                                TABLE OF CONTENTS

SECTION                                                                   PAGE
                        SECTION I - GENERAL PROVISIONS
  1.1    Purpose.............................................................1
  1.2    Conflict with Agreement.............................................2
  1.3    Definitions.........................................................2
  1.4    Joint Account Records and Currency Exchange.........................3
  1.5    Statements and Billings.............................................6
  1.6    Payments and Advances...............................................8
  1.7    Adjustments........................................................13
  1.8    Audits.............................................................14
  1.9    Allocations........................................................16

                          SECTION II - DIRECT CHARGES

  2.1    Licenses, Permits, Etc.............................................17
  2.2    Salaries, Wages and Related Costs..................................17
  2.3    Employee Relocation Costs..........................................21
  2.4    Offices, Camps and Miscellaneous Facilities........................22
  2.5    Material...........................................................22
  2.6    Exclusively Owned Equipment and Facilities of Operator and
         Affiliates.........................................................23
  2.7    Services...........................................................24
  2.8    Insurance..........................................................24
  2.9    Damages and Losses to Property.....................................25
  2.10   Litigation and Legal Expenses......................................26
  2.11   Taxes and Duties...................................................27
  2.12   Other Expenditures.................................................28

                        SECTION III - INDIRECT CHARGES

  3.1    Purpose............................................................28
  3.2    Amount.............................................................29
  3.3    Exclusions.........................................................30
  3.4    Indirect Charge for Projects.......................................30
  3.5    Changes............................................................31

SECTION                                                                   PAGE
                     SECTION IV - ACQUISITION OF MATERIAL
  4.1    Acquisitions.......................................................31
  4.2    Materials Furnished by Operator....................................32
         4.2.1 New Materials  (Condition "1")...............................32
         4.2.2 Used Materials  (Condition "2" and "3")......................32
  4.3    Premium Prices.....................................................34
  4.4    Warranty of Material Furnished by Operator.........................36

                        SECTION V - DISPOSAL OF MATERIALS

  5.1    Disposal...........................................................36
  5.2    Material Purchased by a Party or Affiliate.........................37
  5.3    Division In Kind...................................................38
  5.4    Sales to Third Parties.............................................38

                            SECTION VI - INVENTORIES

  6.1    Periodic Inventories - Notice and Representation...................39
  6.2    Special Inventories................................................39

                                    EXHIBIT A

                              ACCOUNTING PROCEDURE

Attached to and made part of the Operating Agreement, hereinafter called the "Agreement," effective as of the 8th day of December, 1993, by and between GHK Company Colombia, Operator, and others, Non-operators.

                                    SECTION I

                               GENERAL PROVISIONS

1.1    PURPOSE.

       1.1.1 The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

                 It is intended that approval of the Work Program and Budget and AFE's as provided in the Agreement shall constitute approval of the rates and allocation methods used therein to currently charge the Joint Account, but subject to verification by audit at a later date as provided in the Accounting Procedure.

       1.1.2 The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2 CONFLICT WITH AGREEMENT. In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3 DEFINITIONS. The definitions contained in ARTICLE I of the Agree ment to which this Accounting Procedure is attached shall apply to

AIPN MODEL INTERNATIONAL ACCOUNTING PROCEDURE
JUNE 8, 1992
       this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

       "COUNTRY OF OPERATIONS" shall mean the Republic of Colombia.

       "MATERIAL" shall mean personal property (including, but not limited to, equipment and supplies) acquired and held for use in Joint Operations.

1.4    JOINT ACCOUNT RECORDS AND CURRENCY EXCHANGE.

       1.4.1 Operator shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws. The Operator shall charge to the Joint Account only the foregoing expenses and shall maintain their respective back-up and supporting documents. Operator shall keep, available for Non-Operators audit, in its main office in Colombia, all the original supporting documents, or copies of them if required to keep the originals in a different place.

       1.4.2 Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the Contract and the Agreement.

       1.4.3 Joint Account records shall be maintained by Operator in the English language and in United States of America ("U.S.") currency and in such other language and currency as may be required by the laws of the Country of Operations. Conversions of currency shall be recorded at the rate actually experienced in that

AIPN MODEL INTERNATIONAL ACCOUNTING PROCEDURE
JUNE 8, 1992
                 conversion. Currency translations for expenditures and receipts shall be recorded at the arithmetic average buying and selling exchange rates for the day of the expenditure or receipt as published by the WALL STREET JOURNAL or, if not published by the WALL STREET JOURNAL for such day, then for the next preceding day for which a rate was so published.

       1.4.4 Any currency exchange gain or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.

       1.4.5 This Accounting Procedure shall apply, MUTATIS MUTANDIS, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be distinguished by an Exclusive Operation Ac count. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in U.S. currency (irre spective of the currency in which the expenditure was incurred).

       1.4.6 The cash basis for accounting shall be used in preparing accounts concerning the Joint Operations. Operator shall show accruals as memorandum items.

1.5    STATEMENTS AND BILLINGS.

       1.5.1 Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party, on or before the last Day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties. The final format to be used shall be approved by the Operating Committee.

                 These statements, as a minimum, shall contain the

AIPN MODEL INTERNATIONAL ACCOUNTING PROCEDURE
JUNE 8, 1992
                 following information:

                 - advances of funds setting forth the currencies
                   received from each Party

                 - the share of each Party in total expenditures

                 - the current account balance of each Party

                 - summary of costs, credits, and expenditures on a cur rent month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties

                 - details of unusual charges and credits in excess of
                   U.S. dollars Twenty-five Thousand  (U.S.$25,000).

       1.5.2 Operator shall, upon request, furnish a description of the accounting classifications used by it.

       1.5.3 Amounts included in the statements and billings shall be expressed in U.S. currency and reconciled to the currencies advanced.

       1.5.4 Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Country of Operations and of all other countries to which it may be subject. Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non-Operators in a timely manner with the necessary statements to facilitate the discharge of such responsibility.

AIPN MODEL INTERNATIONAL ACCOUNTING PROCEDURE
JUNE 8, 1992

       1.6       PAYMENTS AND ADVANCES.

       1.6.1 Upon approval of any Work Program and Budget, if Opera tor so requests, each Non-Operator shall advance its share of estimated cash requirements for the succeeding month's operations. Each such cash call shall be equal to the Operator's estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during the month concerned. For informational purposes the cash call shall contain an estimate of the funds required for the succeeding two (2) months.

       1.6.2 Each such cash call, detailed by major budget catego ries, shall be made in writing and delivered to all Non-Operators not less than fifteen (15) Days before the payment due date. The due date for payment of such ad vances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required. All advances shall be made without bank charges. Any charges related to receipt of advances from a Non-Operator shall be borne by that Non-Operator.

       1.6.3 Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in US dollars or Colombian pesos as requested by Operator, and at a bank designated by Operator. If currency provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator.

       1.6.4 Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request of the Non-Operators for special advances covering the Non-Operators' share of such payments. Each such Non-

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                 Operator shall make its proportional special advances within fifteen (15) Days after receipt of such notice.

       1.6.5 If a Non-Operator's advances exceed its share of cash expenditures, the next succeeding cash advance require ments, after such determination, shall be reduced accordingly. A Non-Operator may request that its excess advances be refunded. Operator shall make such refund within ten (10) Days after receipt of the Non-Operator's request provided that the amount is in excess of the requesting Non-Operator's share of the cash advance requirements for the succeeding month.

       1.6.6 If Non-Operator's advances are less than its share of cash expenditures, the deficiency shall, at Operator's option, be added to subsequent cash advance requirements or be paid by Non-Operator within fifteen (15) Days following the receipt of Operator's billing to Non- Operator for such deficiency.

       1.6.7 If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly. The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the total funding into the account. A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties.


       1.6.8 If Operator does not request Non-Operators to advance their share of estimated cash requirements, each Non- Operator shall pay its share of cash expenditures within fifteen (15) Days following receipt of Operator's billing.

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       1.6.9     Payments of advances or billings shall be made on or before the due date. If these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate. For the purpose of determining the unpaid balance and interest owed, Operator shall translate to U.S. currency all amounts owed in other currencies using the currency exchange rate readily available to Operator at the close of the last Business Day prior to the due date for the unpaid balance as quoted by the applicable authority identified in Section 1.4.3 of this Section I.

       1.6.10 Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations. The cost of any such conver sion shall be charged to the Joint Account.

       1.6.11 Operator shall maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

       1.6.12 If under the Agreement, Operator is required to segre gate funds received from or for the Joint Account, the provisions under this Section 1.6 for payments and advances by Non-Operators shall apply also to Operator.

1.7 ADJUSTMENTS. Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such Calendar Year, unless within the said twenty-four (24) month period a Non-Oper ator takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions

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       thereto or making claims for adjustment thereon. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Property as provided for in
       Section VI. Operator shall be allowed to make adjustments to the Joint Account after such twenty-four (24) month period if these adjustments result from audit exceptions outside of this Agreement, third party claims, or Government or Government Oil Company requirements. Any such adjustments shall be subject to audit within the time period specified in
       Section 1.8.1.

1.8    AUDITS.

       1.8.1 A Non-Operator, upon at least sixty (60) Days advance notice in writing to Operator and all other Non-Opera tors, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting here under for any Calendar Year within the twenty-four (24) month period following the end of such Calendar Year. The cost of each such audit shall be borne by Non-Operators conducting the audit. It is provided, however, that Non-Operators must take written exception to and make claim upon the Operator for all discrepan cies disclosed by said audit within said twenty-four
                 (24) month period. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator and Non-Operators shall make every effort to resolve any claim resulting from an audit within a reasonable period of time.

                 A Non-Operator may audit the records of an Affiliate of Operator relating to that Affiliate's charges. The provisions of this Accounting Procedure shall apply MUTATIS MUTANDIS to such audits.

       1.8.2 Any information obtained by a Non-Operator under the provisions of this Section 1.8 which does not relate

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                 directly to the Joint Operations shall be kept confi dential and shall not be disclosed to any party, except as would otherwise be permitted by ARTICLE 15.1(A)(3) AND (9) of the Agreement.

       1.8.3 In the event that the Operator is required by law to employ a public accounting firm to audit the Joint Account and records of Operator relating to the ac counting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party. On the contrary, audits required to be conducted either to the Operator's or to any of the non-Operator's records, not directly and specifically related to the Joint Operations, shall be borne and paid by the audited company.

1.9 ALLOCATIONS. If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other opera tions, such allocation shall be made on an equitable basis. Upon request, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures.

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                                   SECTION II

                                 DIRECT CHARGES

Operator shall charge the Joint Account with all costs and expenditures incurred in connection with Joint Operations. It is also understood that charges for services normally provided by an operator such as those contemplated in Section
2.7.2 which are provided by Operator's Affiliates shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.6, Section 2.7.1, and Section 2.5.1 if selected.

The costs and expenditures shall be recorded as required for the settle ment of accounts between the Parties hereto in connection with the rights and obligations under this Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

2.1 LICENSES, PERMITS, ETC. All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/or surface rights acquired for Joint Operations and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.2    SALARIES, WAGES AND RELATED COSTS.

       2.2.1 The employees of Operator and its Affiliates in the Country of Operations directly engaged in Joint Opera tions whether temporarily or permanently assigned.

       2.2.2 The employees of Operator and its Affiliates outside the Country of Operations directly engaged in Joint Operations whether temporarily or permanently assigned, and not otherwise covered in Section 2.7.2.

       2.2.3 Salaries and wages, including everything constituting the employees' total compensation. To the extent not

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                 included in salaries and wages, the Joint Account shall also be charged with the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, and other customary allowances applicable to the salaries and wages charge able hereunder, as well as costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, and other benefit plans of a like nature applicable to labor costs of Operator. Operator's employees participating in Country of Opera tions benefit plans may be charged at a percentage rate to reflect payments or accruals made by Operator appli cable to such employees. Such accruals for Country of Operations benefit plans shall not be paid by Non- Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement, or upon termination of the Agreement, which ever occurs first.

       2.2.4 Expenditures or contributions made pursuant to assess ments imposed by governmental authority for payments with respect thereto or on account of such employees.

       2.2.5 Salaries and wages charged in accordance with Operator's usual practice, when and as paid or accrued, or on a basis of the Operator's average cost per employee for each job category; and the rates to be charged shall be initially determined by the Operating Committee and reviewed at least annually to reflect the Operator's actual costs. In determining the average cost per employee for each job category, expatriate and national employee salaries and wages shall be calculated separately. During a given period of time it is understood that some costs for salaries and wages may be charged on an actual basis while the remaining costs for salaries and wages are charged at a rate based upon the above described average cost

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       2.2.6     Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2.2.1 and 2.2.2 of this Section II and for which expenses the employees are reimbursed under the usual practice of Operator.

       2.2.7 If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated on an equitable basis.

2.3    EMPLOYEE RELOCATION COSTS.

       2.3.1 Except as provided in Section 2.3.3, Operator's cost of employees' relocation to or from the Contract Area vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Joint Operations. If such employee works on other activities in addition to Joint Operations, such relo cation costs shall be allocated on an equitable basis. Such costs shall not exceed the cost of relocating such employees to and from the contract area vicinity to and from the Operator's head office.

       2.3.2 Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator's usual practice.

       2.3.3 Relocation costs from the vicinity of the Contract Area to another location classified as a foreign location by Operator shall not be chargeable to the Joint Account unless such foreign location is the point of origin of the employee.

2.4 OFFICES, CAMPS, AND MISCELLANEOUS FACILITIES. Cost of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations. If such facilities serve operations in addition to the Joint Operations the costs shall be allocated to the

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       properties served on an equitable basis.

2.5. MATERIAL. Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator. Such costs shall include, but are not limited to, export brokers' fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

2.6 EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES OF OPERATOR AND AFFILIATES. Charges for exclusively owned equipment, facilities, and utilities of Operator and its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder. On request, Operator shall furnish Non-Operators a list of rates and the basis of application. Such rates shall be determined by the Operating Committee and revised from time to time if found to be either excessive or insuffi cient, but not more than once every six months.

       Drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

2.7    SERVICES.

       2.7.1 The cost of services provided by third parties including Affiliates of Operator other than those services covered by
                 Section 2.7.2. Such charges for services by Operator's Affiliates shall not exceed those currently prevailing if performed by non-affiliated third parties, considering quality and availability of services.

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       2.7.2     The cost of services performed by Operator's Affiliates
                 technical and professional staffs not located within the Country of Operation, with the previous agreement of the Operating Committee.

2.8 INSURANCE. Premiums paid for insurance required by law or the Agreement to be carried for the benefit of the Joint Operations, provided however that Operator shall give non-Operators notice of the insurance required to give them the opportunity to use their own policies, if possible.

2.9    DAMAGES AND LOSSES TO PROPERTY.

       2.9.1 All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of Ten Thousand U.S. dollars (U.S. $10,000) as soon as practical after report of the same has been received by Operator. All losses in excess of Ten Thousand U.S. dollars (U.S. $10,000) shall be listed separately in the monthly statement of costs and expenditures.

       2.9.2     Credits for:

                 Settlements received from insurance carried for the benefit of Joint Operations and from others from losses or damages to Joint Property or Materials;

                 Government subsidy payments, disposition of material and receipts from third parties for settlement of claims;

                 Interest amounts earned by investment of cash surpluses;

                 and

                 Any other credit arising from Joint Operations, contracts or sales of Joint Property pursuant to the Contract or the Joint Operating Agreement.

                 Each Party shall be credited with its Participating Interest share thereof except where such receipts are

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                                                                            -15-

                 derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

       2.9.3 Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operations.

2.10 LITIGATION AND LEGAL EXPENSES. The costs and expenses of litiga tion and legal services necessary for the protection of the Joint Operations under this Agreement as follows:

       2.10.1 Legal services necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys' fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

       2.10.2 If the Parties hereunder shall so agree, actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one or any of the Parties hereto; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party providing such service to Operator for the Joint Account, but no such charges shall be made until approved by the Parties.

2.11 TAXES AND DUTIES. All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

       If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be in

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                                                                            -16-

       creased by the amount of such taxes incurred (grossed up).

2.12 OTHER EXPENDITURES. Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Opera tions in accordance with approved Work Programs and Budgets and not covered in this Section II or in Section III.

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AIPN MODEL INTERNATIONAL ACCOUNTING PROCEDURE
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
                                   SECTION III

                                INDIRECT CHARGES

3.1 PURPOSE. Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under this Section III represent the cost of general counseling and support services provided to Operator by its Affiliate. These costs are such that it is not practical to identify or associate them with specific projects but are for services which provide Operator with needed and necessary resources which Operator requires and provide a real benefit to Joint Operations. No cost or expenditure included under
       Section II shall be included or duplicated under this Section III.

3.2 AMOUNT. The charge for the period beginning with the Calendar Year through the end of the period covered by Operator's invoice ("Year-to-Date") under Section 3.1 above shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (U.S. Dollars):

                               ANNUAL EXPENDITURES

                      $0 to $2,000,000 of expenditures = 3%

                      Next $3,000,000 of expenditures = 2%

                  Excess above $5,000,000 of expenditures = 1%

          A minimum amount of U.S.$120,000 shall be assessed each year.

3.3 EXCLUSIONS. The expenditures used to calculate the monthly indi rect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Joint Account, guarantee deposits, pipeline tariffs, concession

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       acquisition costs, bonuses paid in accordance with the Contract, royalties and taxes paid under the Contract, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

       Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determin ing such indirect charge.

3.4 INDIRECT CHARGE FOR PROJECTS. As to major construction projects (such as, but not limited to, pipelines, gas reprocessing and processing plants, and final loading and terminalling facilities) when the estimated cost of each project amounts to more than U.S. $5,000,000, a separate indirect charge for such project shall be set by the Operating Committee at the time of approval of the project.

3.5 CHANGES. The indirect charges provided for in this Section III may be amended periodically by mutual agreement between the Parties if, in practice, these charges are found to be insufficient or excessive.

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                                   SECTION IV

                             ACQUISITION OF MATERIAL

4.1 ACQUISITIONS. Materials purchased for the Joint Account shall be charged at net cost paid by the Operator. The price of Materials purchased shall include, but shall not be limited to export broker's fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials, and applicable taxes, less all discounts taken.

4.2 MATERIALS FURNISHED BY OPERATOR. Materials required for opera tions shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator or any other party may furnish such Materials from its stock under the following conditions:

       4.2.1 NEW MATERIALS (CONDITION "1"). New Materials trans ferred from the warehouse or other properties of Opera tor shall be priced at net cost determined in accordance with Section 4.1 above, as if Operator had purchased such new Material just prior to its transfer. Such net costs shall in no event exceed the then current market price.

       4.2.2     USED MATERIALS (CONDITIONS "2" AND "3").

                 4.2.2.1 Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition "2" and priced at seventy-five percent (75%) of such new purchase net cost at the time of transfer.

                 4.2.2.2    Materials not meeting the requirements of Section
                            4.2.2.1 above, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition "3" and priced at fifty percent (50%) of

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                            such new purchase net cost at the time of transfer.
                            The cost of reconditioning shall also be charged to the Joint Account provid ed the Condition "3" price, plus cost of reconditioning, does not exceed the Condi tion "2" price; and provided that Material so classified meet the requirements for Condition "2" Material upon being repaired or reconditioned.

                 4.2.2.3 Material which cannot be classified as Con dition "2" or Condition "3", shall be priced at a value commensurate with its use, but not exceeding the price of Condition "3" material. This type of material shall be purchased only when immediately needed for the Joint Operations and not for stock.

                 4.2.2.4 Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in this Section 4.2.2 of
                            Section IV, and priced on the basis of knocked-down price of like new Material.

                 4.2.2.5 Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in this Section
                            4.2.2 of Section IV. Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

For purposes of this Section, the Operator shall provide to the Non- Operators a list of the relevant materials that are necessary for the Joint Operations according to the Work Program.

4.3    PREMIUM PRICES.  Whenever Material is not readily obtainable at

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       prices specified in Sections 4.1 and 4.2 of this Section IV because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator's actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Contract Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least 10 Days (or such shorter period as may be specified by Operator) before the Material is projected to be needed for operations and prior to billing Non-Operators for such Material the cost of which exceeds Twenty-five Thousand U.S. dollars (U.S. $25,000). Each Non-Operator shall have the right, by so electing and notifying Operator within 5 Days (or such shorter period as may be specified by Operator) after receiving notice from Operator, to furnish in kind all or part of his share of such Material per the terms of the notice which is suitable for use and acceptable to Operator both as to quality and time of delivery. Such acceptance by Operator shall not be unreasonably withheld. If Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties. If a Non-Operator fails to properly submit an election notification within the designated period, Operator is not required to accept Material furnished in kind by that Non-Operator. If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only charge the Joint Account on the basis of the price allowed during a "normal" pricing period in effect at time of movement.

4.4 WARRANTY OF MATERIAL FURNISHED BY OPERATOR. Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

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                                    SECTION V

                              DISPOSAL OF MATERIALS

5.1 DISPOSAL. Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials. Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of Twenty-five Thousand U.S. Dollars (U.S. $25,000) or more. When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records. Credits for Material sold by Operator shall be made to the Joint Account in the month in which payment is received for the Material. Any Material sold or disposed of under this Section shall be on an "as is, where is" basis without guarantees or warranties of any kind or nature. Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

5.2 MATERIAL PURCHASED BY A PARTY OR AFFILIATE. Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Operating Committee.

5.3 DIVISION IN KIND. Division of Material in kind, if made between the Parties, shall be in proportion to their respective interests in such Material. Each Party will thereupon be charged individu ally with the value (determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it.

5.4 SALES TO THIRD PARTIES. Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer. If the sales price is less than that determined in

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       accordance with the procedure set forth in Section 5.2, then approval by the Operating Committee shall be required prior to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

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                                   SECTION VI

                                   INVENTORIES

6.1 PERIODIC INVENTORIES - NOTICE AND REPRESENTATION. At reasonable intervals, but at least annually, inventories shall be taken by Operator of all Material on which detailed accounting records are normally maintained. The expense of conducting periodic invento ries shall be charged to the Joint Account. Operator shall give Non-Operators written notice at least thirty Days (30) in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present. The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with copies of the inventory listings and a reconciliation of overages and shortages. Inventory adjust ments to the Joint Account shall be made for overages and short ages. Any adjustment equivalent to Twenty-five Thousand U.S. Dollars (U.S.$25,000) or more shall be brought to the attention of the Operating Committee.

6.2 SPECIAL INVENTORIES. Whenever there is a sale or change of interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

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